Exhibit 10.18
ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN
Performance Share Unit Award Certificate
Artisan Partners Asset Management Inc. (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded performance share units (“PSUs”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its subsidiaries. Each PSU constitutes an unfunded and unsecured promise of Artisan to deliver (or cause to be delivered) to Grantee a share of Artisan’s Class A common stock (a “Share”) on the applicable Delivery Date (as defined below).

Grantee:	[ ]
Grant Date:	[ ]
Number of PSUs:	[ ] PSUs are the “Standard PSUs” [ ] PSUs are the “Career PSUs” The number of PSUs may increase or decrease based on the performance conditions described below.
Performance Period:	January 1, 2020 through December 31, 2022
Performance Conditions:
The PSUs are subject to the following performance conditions:
–Artisan’s TSR (as defined below) over the Performance Period must exceed the median TSR of the Peer Group (defined below) over the Performance Period
–Artisan’s Adjusted Operating Margin over the Performance Period (defined below) must exceed the median Adjusted Operating Margin of the Peer Group over the Performance Period

Earned PSUs:
Subject to Grantee’s continued Employment with the Company, the Standard PSUs and Career PSUs will be earned to the extent that the performance conditions are met, as determined by the Compensation Committee, as follows:
–If neither condition is met, then 50% of the Standard PSUs and 50% of the Career PSUs will be Earned and the remainder will be forfeited as of the date on which the Committee determines performance was not met.
–If one condition is met, then 100% of the Standard PSUs and 100% of the Career PSUs will be Earned.
–If both conditions are met, then 150% of the Standard PSUs and 150% of the Career PSUs will be Earned.

Vesting Eligibility Schedule:
There is no proportionate or partial vesting in the period prior to a vesting date.
Standard PSUs: Subject to Grantee’s continued Employment with the Company, the Earned Standard PSUs will vest on the date on which the Compensation Committee determines the level at which the performance conditions were met.
Career PSUs: The Earned Career PSUs will vest on Grantee’s Qualifying Retirement (as defined in the Award Agreement) after the Performance Period. For the avoidance of doubt, no Career PSUs will vest if Grantee’s Employment terminates for any reason (including due to retirement) during the Performance Period.

Delivery Date:	Subject to applicable withholding, Shares underlying the Earned Standard PSUs and Earned Career PSUs will be delivered (and such PSUs will be cancelled) promptly following the date on which such PSUs vest and, in any case, within five business days following that date (each such date is a “Delivery Date”).
“Business day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.
Definitions:
“Adjusted Operating Margin” for Artisan and for each member of the Peer Group is determined by dividing adjusted operating income by total revenues, with additional adjustments made at the discretion of the Compensation Committee to improve comparability.
“Peer Group” means the group of Artisan’s publicly traded peers listed below, provided that the Compensation Committee may modify the group as it deems appropriate in the event a merger, acquisition or other material corporate transaction impacts the status of a named peer.
–AllianceBernstein; Affiliated Managers Group; BlackRock; Eaton Vance; Federated Investors; Franklin Resources; GAMCO Investors; Invesco; Janus Capital Group; Lazard; Legg Mason; BrightSphere; T. Rowe Price Group; Virtus Investment Partners; and Waddell & Reed Financial.
“TSR” for Artisan and for each member of the Peer Group is determined by dividing (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions during the Performance Period by (b) the applicable Beginning Price. Any non-cash distributions will be valued at fair market value as determined by the Compensation Committee. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.
–“Beginning Price” means, with respect to Artisan and any other Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty consecutive trading days ending on the last trading day prior to the beginning of the Performance Period.
–“Ending Price” means, with respect to Artisan and any other Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty consecutive trading days ending on the last trading day of the Performance Period.

This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Performance Share Unit Award Agreement, dated [ ] (including any schedules and appendices thereto) (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.
Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.
Artisan may, in its sole discretion, deliver this Performance Share Unit Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.	Grantee
By:
Title:

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN

Performance SHARE Unit AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Asset Management Inc. (“Artisan”) is effective [ ].

1.The Plan. Awards of performance share units (“PSUs”) are made pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”). Each PSU constitutes an unfunded and unsecured promise of Artisan to deliver (or cause to be delivered) to the Grantee a share of Class A common stock of Artisan (a “Share”) on the Delivery Date (as defined below). Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan and the applicable performance share unit award certificate.
2.Forfeiture. Subject to Section 3 and Section 4 and the terms of any employment, severance or similar agreement between Grantee and the Company, if Grantee’s Employment with the Company terminates for any reason prior to a vesting date, any then unvested PSUs shall be automatically forfeited (regardless of whether any such PSUs were Earned) and the Company shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement.
3.Vesting upon Qualifying Retirement. Provided that Grantee (i) has given the Company at least one-year advance written notice of intention to retire and (ii) has attained at least ten years of service with the Company as of the retirement date, the Earned Career PSUs eligible to vest under any applicable Vesting Eligibility Schedule (as set forth in any performance share unit award certificates) will vest on Grantee’s retirement date. If during any portion of Grantee’s Employment with the Company, Grantee is or was an Executive Officer of Artisan or a decision-making portfolio manager (meaning he or she has or had investment discretion) with respect to any client accounts, then the advance written notice required under clause (i) of this Section 3 shall be 18-month advance written notice of intention to retire.
If Grantee would have attained at least ten years of service with the Company as of the retirement date but for the Company reducing the notice period and causing the retirement date to occur prior to the date on which Grantee will have attained ten years of service with the Company, then the ten-year service requirement will be deemed to be satisfied as of the retirement date.
4.Acceleration.
a.Change in Control: Upon a Change in Control, 100% of any outstanding PSUs will immediately vest in full, provided that if Grantee is a named executive officer of Artisan those outstanding PSUs will be treated in accordance with the terms of the Plan and, for such purpose, any reference to PSUs “vesting in full” will mean that 100% of outstanding PSUs will vest.
b.Death or Disability: Notwithstanding any other provision in this Agreement, upon termination of Grantee’s employment with the Company by reason of death or Disability, 100% of any outstanding PSUs will vest in full as of the date of such termination. For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.
c.Termination without Cause: If, on or after the fifth anniversary of a Grant Date (as set forth in any performance share unit award certificates), (i) the Company terminates the Employment of Grantee without Cause and (ii) Grantee has attained at least ten years of service with the Company as of the date of termination of Employment, the Earned Career PSUs granted five years or more ago will vest in full as of the date of such termination. In any dispute over whether the Company terminated the Employment of Grantee without Cause, the burden shall be on the Grantee to prove that the Company’s purpose in terminating the Employment of Grantee was without Cause.
For purposes of this Section 4(c), “Cause” means the occurrence of any of the following: (i) such Grantee’s material violation of any material contract, company standard, policy or agreement whether written or oral between Grantee and the Company; (ii) such Grantee’s commission or attempted commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (iii) such Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any client of the Company; or (iv) such Grantee’s willful, material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to the Company, such Grantee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Grantee’s loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities as an employee of the Company.
5.Issuance and Delivery. Upon the Delivery Date(s) set forth in the performance share unit award certificates, Artisan will cause to be delivered to Grantee one Share for each vested Earned PSU scheduled to be paid on such date and as to which all other conditions have been satisfied. Each such Share will be free from risk of forfeiture (but still bearing and/or subject to any other legends that may be required by Artisan). Artisan may issue stock certificates or evidence Grantee’s Shares by using a book entry account with Artisan’s transfer agent.
6.Non-Transferability. PSUs may not be sold, transferred, assigned, pledged, hedged or otherwise disposed of in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of the PSUs in violation of this Award Agreement shall be void and of no effect.
7.Privileges of Share Ownership. Until the applicable Delivery Date, with respect to the PSUs, the Grantee will have only the rights of a general unsecured creditor and no rights of a shareholder of Artisan; provided that, notwithstanding the foregoing, the Grantee shall have the right to receive dividend equivalents (with respect to dividends whether ordinary or extraordinary and whether paid in cash, additional shares or other property) on outstanding PSUs at the time, and in such form, as such dividends are paid to Artisan’s shareholders. For the avoidance of doubt, Grantee shall have no rights with respect to any forfeited PSUs. At the close of business on the applicable Delivery Date, the Grantee shall be deemed the beneficial owner of any Shares delivered with respect to the vested Earned PSUs scheduled to be settled on that date and such PSUs shall be cancelled.
8.Restrictive Covenants. GRANTEE AGREES TO BE SUBJECT TO THE RESTRICTIVE COVENANTS SET FORTH IN APPENDIX A TO THIS AWARD AGREEMENT.
9.Tax Withholding. In connection with the vesting of PSUs and/or delivery of Shares, Grantee will promptly pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state and local tax and social security and payroll withholding obligations of the Company. At its sole discretion, Artisan may provide and/or require for payment by Grantee of withholding taxes through either (i) cash payment or (ii) remitting to Artisan Shares with a fair market value (determined as of the applicable Delivery Date), in either case in an amount equal to the statutory minimum amount of taxes required to be withheld. In the latter case, without any further action by Grantee, Artisan will cause its transfer agent to deduct the Shares to be remitted from the Shares to be issued to the Grantee (“Net Share Settle”). If Grantee shall fail to make such payment or otherwise satisfy such obligations, the Company shall, to the extent permitted by law, have the right (but not the obligation) to withhold delivery of Shares and/or deduct from any payment of any kind otherwise due to Grantee any federal, state or local tax and social security and payroll withholding obligations with respect to the PSUs or Shares delivered pursuant to the PSUs. Notwithstanding the foregoing, if on an applicable Delivery Date Grantee is an executive officer of Artisan for whom the Company has withholding obligations, Grantee will be required to Net Share Settle, unless another method is specifically approved by the Compensation Committee of the Board of Directors of Artisan.
10.Compliance with Securities Laws. The issuance and delivery of Shares shall be subject to compliance by Artisan and Grantee with all applicable requirements under federal and state securities laws and with all applicable rules of the New York Stock Exchange. Shares will not be issued or delivered unless and until any then applicable requirements of federal and state laws and regulatory agencies have been fully complied with to the satisfaction of Artisan.
11.Section 409A.
a.PSUs awarded under this Award Agreement are intended to be exempt from Section 409A and this Award Agreement shall be interpreted, administered and construed in accordance with that intent. The Compensation Committee will have full authority to give effect to the intent of this Section 11(a). Each payment or delivery under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.
b.Without limiting the generality of Section 11(a), to the extent necessary to comply with Section 409A, references to the Grantee’s termination of Employment shall mean the Grantee’s “separation from service” within the meaning of Section 409A. To the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A, any payment to be made with respect to the PSUs as a result of Grantee’s termination of Employment will be delayed for six months and one day following such termination of service, or if earlier, the date of Grantee’s death, if Grantee is deemed to be a “specified employee” as defined in Section 409A and as determined by Artisan. For the avoidance of doubt, the Grantee shall in no event have the right to designate the taxable year in which the delivery of Shares occurs.
c.Without limiting the generality of Section 11(a), to the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A, a Change in Control shall not have occurred unless such Change in Control is a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of Artisan, in each case, as determined in accordance with Section 409A, and, if such Change in Control has not occurred, the issuance or transfer of any PSUs shall occur on the date of Grantee’s “separation from service” as determined in accordance with Section 409A.
12.Entire Agreement. This Award Agreement, together with any performance share unit award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) between the Company and Grantee with respect to such subject matter.
13.Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in the Company’s records.
14.Adjustments. In the event of any change in the outstanding Shares after the Grant Date or any other event described in Section 1.6.3 of the Plan occurring after the Grant Date, the Board or the Compensation Committee will make such equitable substitution or adjustment (including cash payments) as provided for under Section 1.6.3 of the Plan in order to preserve the value of the outstanding PSUs.

15.Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.
16.Choice of Forum. As a condition to Grantee’s receipt of the PSUs, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement.
17.Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.
18.Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan and any other documents related to the PSUs by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.	Grantee
By:
Title:

Appendix A: Restrictive Covenants
1.Definitions. For purposes of this Appendix A:

“Artisan Client” means each of the following:

•Any client of the Artisan Group (i) for which Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•Any investor in a mutual fund, UCITS fund, private fund or other pooled investment vehicle advised, promoted, or sponsored by the Artisan Group (each, an “Artisan Pooled Vehicle”) (i) for which investor the Grantee provided services (such as investment management services to the relevant Artisan Pooled Vehicle or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

•Any employee, partner or director of a financial intermediary, financial adviser or planner, consultant or broker-dealer (each, a “Client Intermediary”) (i) to whom the Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding the Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

“Artisan Group” means Artisan Partners Asset Management Inc. and each of its subsidiaries and affiliates (including, for the avoidance of doubt, Artisan Partners Limited Partnership).

“Artisan Prospective Client” means any person or entity for which the Artisan Group made a proposal to perform services in which the Grantee participated by means of substantive personal contact with the person or entity or the agents of the person or entity during the 12 months preceding the Grantee’s last date of Employment. For the avoidance of doubt, “Artisan Prospective Client” shall include a person or entity with respect to which this definition otherwise applies, including but not limited to financial intermediaries, financial advisers or planners, consultants, and broker dealers, notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Pooled Vehicle.

“Competitive Enterprise” means any business enterprise that either (i) engages in any activity that competes with any then-current activity of the Artisan Group, including, without limitation, investment management services, or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Restricted Period” means the period during which Grantee is Employed and for a period of one year immediately following termination of Grantee’s Employment for any reason.

“Restricted Person” means an individual who, at the time of the solicitation, was an employee of the Artisan Group and: (i) was an executive officer, portfolio manager (including associate or co-portfolio manager), or managing director of the Artisan Group (a “top-level employee”), had special skills or knowledge important to the Artisan Group, or had skills that are difficult for the Artisan Group to replace, and (ii) with whom Grantee had a working relationship or about whom Grantee acquired or possessed specialized knowledge, in each case, in connection with Grantee’s employment and during the 18 months prior to the termination of Grantee’s employment.

“Restricted Services” means any activity that Grantee was engaged in on behalf of the Artisan Group at any time during the 12 months preceding Grantee’s last date of Employment.

“Territory” means anywhere in the world.

2.Non-Competition. If during any portion of Grantee’s Employment with the Company Grantee is or was an Executive Officer of Artisan or a decision-making portfolio manager (meaning he or she has or had investment discretion) with respect to any client accounts, then the terms and conditions of this Section 2 shall apply. As a necessary measure to protect the confidential trade secrets and proprietary information of the Artisan Group, Grantee agrees that during the Restricted Period he or she will not, directly or indirectly, (i) hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 5% or less interest in a publicly traded entity which is only held for passive investment purposes); (ii) provide Restricted Services anywhere in the Territory to a Competitive Enterprise; or (iii) manage or supervise personnel engaged in providing Restricted Services anywhere in the Territory on behalf of a Competitive Enterprise. As it relates to the practice of law, the terms of this Section 2 and the terms of any other similar provision agreed to by the parties hereto shall be binding and effective upon Grantee only to the extent permissible under the Rules of Professional Conduct or any other professional or ethical rules governing the practice of law that Grantee may be subject to. Further, the prohibitions in this Section 2 shall not apply to Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing.

3.Non-Solicitation of Clients and Prospective Clients. Grantee agrees that during the Restricted Period he or she will not induce or attempt to induce any Artisan Client or Artisan Prospective Client to use the investment management services (including by way of investing in a mutual fund, UCITS fund or other pooled investment vehicle) of any person or entity other than the Artisan Group or to cease using the investment management services (including any Artisan Pooled Vehicle) of the Artisan Group. The prohibitions in this Section 3 shall not apply to (i) Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing, or (ii) the provision of services by Grantee to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Client.

4.Non-Solicitation of Restricted Persons.

(a) Non-Solicitation of Restricted Persons. Grantee agrees that during the Restricted Period he or she will not directly or indirectly solicit or attempt to solicit any Restricted Person to terminate employment for the purpose of engaging in, or starting a business which engages in, a Competitive Enterprise.
(b) No Hire of Restricted Persons. To the extent not prohibited by local or state laws, Grantee agrees that during the Restricted Period he or she will not hire, employ or otherwise use the services of a Restricted Person.

(c) With respect to Sections 4(a) and 4(b) above, the parties hereto agree that it shall be conclusively presumed to have resulted from an impermissible solicitation, and therefore it shall be a deemed violation of such section, if during the Restricted Period, the Grantee and one or more persons who was an Artisan portfolio manager (including associate or co-portfolio manager) at any time within the period of 18 months prior to termination of the Grantee’s Employment, become employed by either the same employer or an affiliate thereof, or otherwise become affiliated as partners, contractors or other personal service providers with an entity together with its affiliates, to provide Restricted Services for the benefit of a Competitive Enterprise or any affiliate of a Competitive Enterprise.

5.Included Actions. Grantee shall be deemed to have taken any action which is prohibited by this Appendix A and to be in violation of this Appendix A if Grantee takes such action directly or indirectly, or if it is taken by any person or entity with whom Grantee is associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any person or entity directly or indirectly controlled by, controlling or under common control with Grantee.

6.Injunctive Relief; Enforceability of Restrictive Covenants. Grantee acknowledges that irreparable injury may result to the Artisan Group if Grantee breaches the provisions of this Appendix A and agrees that the Artisan Group will be entitled, in addition to all other legal remedies available to the Artisan Group, to an injunction or other equitable relief by any court of competent jurisdiction to prevent or restrain any breach of this Appendix A. The parties hereto acknowledge that the restrictions on Grantee imposed by this Appendix A are reasonable in both duration and geographic scope and in all other respects for the protection of the Artisan Group, and its business, goodwill, and property rights. Grantee acknowledges that the restrictions imposed in this Appendix A will not prevent Grantee from earning a living in the event of, and after, the end of Grantee’s Employment. Grantee further acknowledges that Grantee had the opportunity to consult with his or her legal, tax and financial advisors regarding the restrictions imposed in this Appendix A prior to accepting this Award Agreement.

7.Severability. Should any provision of this Appendix A be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Appendix A shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Appendix A. The parties agree that any such court is expressly authorized to modify any such unenforceable provision, whether by revising or deleting the offending provision, or by making such other modifications to this Appendix A as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Appendix A as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Appendix A be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Appendix A shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

8.Survival of Provisions. The obligations contained in this Appendix A will survive, and will remain fully enforceable after, the delivery of any and all Shares underlying PSUs awarded pursuant to this Award Agreement, any termination of this Award Agreement, and the termination of the Grantee’s Employment for any reason.